Exhibit 99.1

China Integrated Energy Reports Third Quarter 2010
Financial Results; Increases Full-Year 2010 Revenue and
Net Income Guidance

▪	Third Quarter 2010 Sales Increase 47.5% to $106.8 million, Net Income Increases 39.2% to $13.7 million with EPS of $0.32

▪	Cash flow from operations up 84.7% year-to-date to $35.6 million

▪	On track to double biodiesel production capacity to 200,000 tons/year by December 2010

▪	Management to Host Earnings Conference Call on November 4, 2010 at 10:00am ET

XI'AN, China, November 4 /PRNewswire-Asia-FirstCall/ -- China Integrated Energy, Inc. (Nasdaq:CBEH - News), a leading non-state-owned integrated energy company in the People's Republic of China, today announced its financial results for the third quarter of 2010.

SUMMARY FINANCIALS

Third Quarter 2010 Results
	Q3 2010	Q3 2009	CHANGE
Sales	$106.8 million	$72.4 million	+47.5%
Gross Profit	$ 16.0 million	$10.9 million	+47.4%
Net Income	$ 13.7 million	$9.9 million	+39.2%
EPS (Fully Diluted)	$0.32	$0.28	+14.3%

Nine month 2010 Results
	YTD 2010	YTD 2009	CHANGE
Sales	$ 320.6 million	$196.3 million	+63.3%
Gross Profit	$ 44.8 million	$ 28.0 million	+60.1%
Net Income	$ 38.5 million	$ 25.9 million	+48.7%
EPS (Fully Diluted)	$0.89	$0.74	+20.3%

Third Quarter of 2010 Financial Results

Sales - For the third quarter of 2010 sales  was $106.8 million, increased by 47.5% from $72.4 million in the third quarter of 2009.. The increase was due to strong market demand for finished oil and heavy oil products, an increase in average selling prices, and increased sales by its existing and five new gas stations added from September 30, 2009 to September 30, 2010.

China Integrated Energy, Inc. also reports revenue in its three business segments - Wholesale Distribution of Finished Oil and Heavy Oil Products, Production and Sale of Biodiesel, and Operation of Retail Gas Stations:

Third Quarter 2010 Revenue Breakdown
	Q3 2010	Q3 2009	CHANGE
Wholesale Distribution of Finished Oil and Heavy Oil Products % of Sales	$64.0 million 59.9%	$47.3 million 65.2%	+35.5%
Production and Sale of Biodiesel % of Sales	$20.3 million 19.0%	$14.9 million 20.6%	+35.8%
Operation of Retail Gas Stations % of Sales	$22.5 million 21.1%	$10.2 million 14.2%	+120.0%
Total Sales	$106.8 million	$ 72.4 million	+47.5%

“We experienced strong demand in each of our three business segments,” stated Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. “Sales growth was driven by a combination of increase in sales volume and an increase in average selling prices. Wholesale distribution sales increased 35.5% year-over-year due to increased penetration within existing regions, growth in new distributors and higher oil prices. The Company's biodiesel sales increased 35.8% for the third quarter of 2010, compared to the third quarter of 2009, driven by growth in both volume and pricing. Retail gas station sales increased 120.0% due to strong consumer demand, the addition of five stations and higher retail gasoline and diesel prices.”

Cost of Sales - Cost of sales for the third quarter of 2010 was approximately $90.8 million compared to the cost of sales in the same period of 2009 of approximately $61.5 million, an increase of $29.2 million, or 47.5%.  The increase in cost of sales was attributable to an increase in production and sales activities during the third quarter of 2010. Cost of sales as a percentage of sales was approximately 85.0% for both periods.

Gross Profit and Gross Margin - Gross profit was approximately $16.0 million for the third quarter of 2010, an increase of $5.1 million, or 47.4%, as compared to the same period of 2009, and representing gross margins of approximately 15.0% in both periods. During the third quarter of 2010, the gross profit margins for the wholesale distribution of finished oil and heavy oil products increased approximately 0.3% year-over-year to 11.2% due to a change of product sales mix toward higher margin heavy oil products. The gross margins for the sale of biodiesel were 29.8% and 29.5% in the third quarter of 2010 and 2009, respectively. Retail gas stations generated gross profit margin of 12.5% in the three months ended September 30, 2010 compared to 12.9% for the comparable period last year.

Operating Expenses - Selling, general and administrative expenses for the third quarter of 2010 were approximately $2.0 million compared to $1.0 million for the same period in 2009, an increase of 99.5%, as a result of higher professional fees related to ongoing Sarbanes Oxley compliance implementation and compensation expense related to the employee stock option incentive plan. Total operating expenses as a percentage of sales for the third quarter of 2010 and 2009 were 1.9% and 1.4%, respectively.

Net Income – For the quarter ended September 30, 2010, net income was $13.7 million as compared to $9.9 million in the same period of 2009, an increase of $3.9 million, or 39.2%.  This increase was attributable to economies of scale combined with rapid growth in revenue from wholesale distribution of finished oil and heavy oil products and operation of retail gas stations segments. Diluted earnings per share grew to $0.32 from $0.28 in the third quarter of 2009.

Nine month 2010 Financial Results

Sales - Sales for the first nine months of 2010 were $320.6 million compared to $196.3 million in the same period in 2009, an increase of $124.3 million, or 63.3%. The increase was mainly attributed to the growth in wholesale distribution and retail gas station sectors and selling price increases. The company continues to expand into new sales channels and territories, with its oil products being sold in 14 provinces and municipalities at September 30, 2010, including Shaanxi Province, Henan Province, Shangdong Province, Sichuan Province, Beijing and Shanghai.  The company continues to leverage its vertically integrated business model to increase sales to existing customers, creating more demand for oil products as their businesses grow and expand.

Nine month 2010 Revenue Breakdown
	YTD 2010	YTD 2009	CHANGE
Wholesale Distribution of Finished Oil and Heavy Oil Products % of Sales	$204.5 million 63.8%	$129.8 million 66.1%	+57.6%
Production and Sale of Biodiesel % of Sales	$53.7 million 16.7%	$40.1 million 20.4%	+33.7%
Operation of Retail Gas Stations % of Sales	$62.4 million 19.5%	$26.4 million 13.4%	+136.8%
Total Sales	$320.6 million	$196.3 million	+63.3%

Cost of Sales - Cost of sales for the nine months ended September 30, 2010 was approximately $275.8 million compared to $168.3 million in the same period of 2009, an increase of $107.5 million, or 63.9%.  The increase in cost of sales was attributable to an increase in production and sales activities during the first nine months of 2009.

Gross Profit and Gross Margin - Gross profit was $44.8 million for the nine months ended September 30, 2010 as compared to approximately $28.0 million for the same period in 2009, representing gross margins of approximately 14.0% and 14.3%, respectively.  For the nine months ended September 30, 2010, the gross profit margin for biodiesel oil was 30.4%, up from 27.3% in the same period last year, due to higher pricing. The gross profit margin for wholesale distribution of finished oil and heavy oil products and retail gas stations was approximately 10.2% and 12.2%, respectively, for the nine months ended September 30, 2010. We expect our gross margin to maintain at least at the current level from upwards pricing adjustments in the China domestic market.

Operating Expenses - Selling, general and administrative expenses for the nine months ended September 30, 2010 were $5.9 million compared to $2.2 million for the same period in 2009, an increase of $3.7 million or 170.9%.  Total operating expenses as a percentage of sales was 1.8% and 1.1% for the nine months ended September 30, 2010 and 2009, respectively.

Net Income –Net income for the nine months ended September 30, 2010 was $38.5 million compared to $25.9 million in the same period in 2009, an increase of $12.6 million or 48.7%.  diluted earnings per share for the first nine months of 2010 was $0.89 as compared to $0.74 in the same period last year. This increase was attributable to economies of scale combined with rapid growth in revenue in our wholesale distribution and retail business segments.

Liquidity and Capital Resources

Cash and cash equivalents were $79.7 million as of September 30, 2010 versus $62.4 million as of December 31, 2009. Working capital equaled $133.1 million at September 30, 2010, compared to $121.1 million at December 31, 2009, an increase of 9.8%.  The increase in working capital was due to a $17.3 million increase in the cash and cash equivalents balance. The current ratio was 8.2:1 at September 30, 2010, compared to 12.8:1 at December 31, 2009. Net cash from operations was $35.6 million in the first nine months of 2010, compared to $19.3 million in the first nine months of 2009. The $16.3 million net cash flow increase during 2010 was primarily due to approximately $12.6 million increase in net income and a $10.0 million increase in advances from customer.

Corporate Income Tax

China Integrated Energy, located in Xi’an City, Shaanxi Province,  is exempt from the corporate income tax through the end of calendar year 2011. However, our newly acquired Chongqing Tianrun biodiesel plant, located in Chongqing City, is subject to 15% corporate income tax rate.

Financial Outlook for 2010

Based on the strong results recorded in the first nine months of 2010, Management expects to report sales of $435 million and net income of $53.5 million for the full year ended December 31, 2010. Guidance includes two months of contribution from the newly-acquired 50,000-ton biodiesel production capacity and Shenmu retail gas station, offset by lower-than-expected contribution from the newly-constructed 50,000-ton biodiesel plant due to the delay in the expected completion date.

On October 26, 2010, NDRC increased the retail selling price of gasoline and diesel by RMB 230 or $34.5 per ton or 3.2% and RMB 220 or $33.0 per ton or 3.4%, respectively, when global crude oil price stayed at $82 per barrel.

Business Outlook for 2010

China Integrated Energy, Inc.'s management plans to focus on growing each of its three businesses - biodiesel production, wholesale distribution, and retail gas stations with a focused expansion on biodiesel segment. On the wholesale distribution and retail side, the Company benefits from its advantageous location, well-established supplier relationships as well as an extensive distribution network that has valuable railway access to reach remote parts of China that other distribution companies cannot currently reach. China Integrated Energy is the only non-state-owned integrated biodiesel producer with a distribution license in China. Including the Shenmu retail gas station acquired on October 19, 2010, the Company operates 13 gas stations surrounding Xi’an city.

The Company is also doubling its current biodiesel production capacity of 100,000 tons to 200,000 tons once the newly-constructed 50,000-ton biodiesel production facility in Tongchuan City, Shaanxi Province commences testing and ramp-up of production in December 2010. The Company anticipates spending approximately $15 million in capital expenditures to accomplish this goal. The Company has secured enough raw materials to supply 150,000 tons of capacity in Tongchuan City, but will also continue to work towards securing more long-term sources of raw materials and new technology in the bio-energy field. On October 22, 2010, the Company executed a definitive agreement to acquire Chongqing Tianrun Energy Development Co., Ltd., a biodiesel production facility with 50,000 tons of biodiesel production capacity. The Company believes that profit margins of the acquired company are similar to its current biodiesel production. The acquisition costs approximately $16.5 million. The Company continues pursuing strategic acquisitions that will quickly provide financial benefits to us. Furthermore, the Company continues to invest in developing new biodiesel production technology to further increase the flexibility in feedstock for its plants and to reduce raw materials costs.

"We are executing well on all phases of the growth strategy we have communicated to shareholders. Through the first nine months of 2010, we have witnessed broad-based growth in each of our three business segments. Our strong balance sheet and cash flows afford us the ability to augment organic growth with timely acquisitions such as the Shenmu retail gas station and Tianrun biodiesel plant. We will continue to gain market share by further penetrating our existing footprint and methodically expanding into new territories with China. With clear competitive advantages, a focused growth strategy, and an experienced management team, China Integrated Energy is well positioned to capture additional growth in the Chinese domestic energy market.” Concluded by Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc.

Conference Call Information

Interested parties may access the call by dialing +1-877-941-1429 from within the United States, or +1-480-629-9666 if calling internationally. The conference ID is 4381081. It is advisable to dial in approximately 5-10 minutes prior to the start of the call. A replay will be available through November 11, 2010 and can be accessed by dialing +1-877-870-5176 (U.S.), +1-858-384-5517 (Int'l), passcode 4381081.

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=00007D0A. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp. In addition, a replay will be archived on the investor relations section of the company's website at http://www.chinaintegratedenergy.com.

About China Integrated Energy, Inc.

China Integrated Energy, Inc. is a leading non-state-owned integrated energy company in China engaged in three business segments: the production and sale of biodiesel, the wholesale distribution of finished oil and heavy oil products, and the operation of retail gas stations. The Company operates a 100,000-ton biodiesel production plant located in Tongchuan City, Shaanxi Province and a 50,000-ton plant in Chongqing City, China. By the end of 2010, the Company expects to increase the total biodiesel production capacity to 200,000 tons by constructing a new 50,000-ton production facility adjacent to the 100,000-ton plant in Tongchuan City. The Company utilizes an extensive distribution network to distribute traditional petroleum products, and operates thirteen retail gas stations in China. For additional information on the Company please visit http://www.chinaintegratedenergy.com.

An online investor kit including a company presentation, press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.chinaintegratedenergy.com. To subscribe to future releases via e-mail alert, visit http://www.chinaintegratedenergy.com/alerts.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

China Integrated Energy, Inc.
     Susan Zhou
     Vice President, Investor Relations
     Tel:   +1-305-393-5536
     Email: susan.zhou@cbeh.net.cn
     Web:   http://www.chinaintegratedenergy.com

HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net
     Web:   http://www.hcinternational.net

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$79,653,492	$62,415,443
Accounts receivable	7,853,650	3,099,587
Other receivables and deposits	4,729,002	7,231,586
Prepaid expenses	3,115,795	3,145,502
Advance to suppliers	33,065,887	34,544,100
Inventories, net	23,132,881	20,954,851

Total current assets	151,550,707	131,391,069

Prepaid rents	30,355,870	24,620,685

Property, plant and equipment, at cost	10,328,600	10,017,987
Construction in progress	12,800,346	-
Less accumulated depreciation	(2,826,408)	(2,456,080)
Property, plant and equipment , net	20,302,538	7,561,907

Intangible asset, net	14,289,470	-

Total noncurrent assets	64,947,878	32,182,592

TOTAL ASSETS	$216,498,585	$163,573,661

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Advance from customers	$12,104,710	$1,903,124
Taxes payable	856,851	1,242,931
Other payables and accruals	1,046,248	2,700,988
Loans payable	4,483,970	4,395,025

Total current liabilities	18,491,779	10,242,068

STOCKHOLDERS' EQUITY
Series A Convertible Preferred stock, $.001 par value; authorized shares
3,000,000; issued and outstanding 989,000 and 1,000,000 shares
at September 30, 2010 and December 31, 2009, respectively	989	1,000
Series B Convertible Preferred stock, $.001 par value; authorized shares
7,000,000; issued and outstanding 1,605,753 and 2,115,753 shares
at September 30, 2010 and December 31, 2009, respectively	1,605	2,115
Common stock, $.0001 par value; authorized shares
79,000,000; issued and outstanding 33,830,091 and 33,269,091
shares at September 30, 2010 and December 31, 2009, respectively	3,382	3,326
Additional paid in capital	79,240,858	75,858,994
Statutory reserve	4,920,114	4,920,114
Accumulated other comprehensive income	8,264,637	5,473,420
Retained earnings	105,575,221	67,072,624

Total stockholders' equity	198,006,806	153,331,593

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$216,498,585	$163,573,661

CHINA INTEGRATED ENERGY HOLDING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(Unaudited)	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2010	2009	2010	2009

Sales	$106,794,714	$72,401,010	$320,634,654	$196,303,917

Cost of goods sold	90,790,112	61,544,988	275,795,810	168,295,024

Gross profit	16,004,602	10,856,022	44,838,844	28,008,893

Selling, general and administrative expenses	1,988,110	996,604	5,859,828	2,163,179

Income from operations	14,016,492	9,859,418	38,979,016	25,845,714

Non-operating income (expenses)
Interest expense	(40,931)	(22,048)	(138,649)	(91,228)
Subsidy income	21,870	38,210	21,870	155,174
Other expense	(253,778)	(2,132)	(359,640)	(8,226)

Total non-operating expenses	(272,839)	14,030	(476,419)	55,720

Net income	13,743,653	9,873,448	38,502,597	25,901,434

Other comprehensive item
Foreign currency translation gain (Loss)	1,758,939	69,861	2,791,217	55,787

Comprehensive Income	$15,502,592	$9,943,309	$41,293,814	$25,957,221

Basic and diluted weighted average shares outstanding
Basic	33,829,656	27,287,040	33,621,516	27,287,040
Diluted	43,328,716	35,757,432	43,117,860	35,017,932

Basic and diluted net earnings per share available to common stockholders
Basic	$0.41	$0.36	$1.15	$0.95
Diluted	$0.32	$0.28	$0.89	$0.74

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(Unaudited)	Preferred stock		Common stock
	Shares	Amount	Shares	Amount	Additional paid in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total stockholders' equity

Balance at December 31, 2008	3,465,753	$3,465	27,169,091	$2,716	44,434,250	$4,920,114	$5,337,003	$29,201,661	$83,899,209

Preferred B conversion	(350,000)	(350)	350,000	35	315	-	-	-	-

Shares issued to employees	-	-	-	-	30,056	-	-	-	30,056

Stock purchase option - directors	-	-	-	-	155,104	-	-	-	155,104

Stock-based compensation	-	-	-	-	555,710	-	-	-	555,710

Net income for the year	-	-	-	-	-	-	-	37,870,963	37,870,963

Issuance of common stock	-	-	5,750,000	575	30,683,559	-	-	-	30,684,134

Foreign currency translation gain	-	-	-	-	-	-	136,417	-	136,417

Balance at December 31, 2009	3,115,753	3,115	33,269,091	3,326	75,858,994	4,920,114	5,473,420	67,072,624	153,331,593

Preferred A conversion	(11,000)	(11)	50,000	5	6	-	-	-	-

Preferred B conversion	(510,000)	(510)	510,000	51	459	-	-	-	-

Stock purchase option - directors	-	-	-	-	182,106	-	-	-	182,106

Stock-based compensation - consultants	-	-	-	-	1,065,097	-	-	-	1,065,097

Employee stock option compensation	-	-	-	-	2,127,156	-	-	-	2,127,156

Exercise Employee stock option	-	-	1,000	-	7,040			-	7,040

Net income for the period	-	-	-	-	-	-	-	38,502,597	38,502,597

Foreign currency translation gain	-	-	-	-	-	-	2,791,217	-	2,791,217

Balance at September 30, 2010	2,594,753	$2,594	33,830,091	$3,382	$79,240,858	$4,920,114	$8,264,637	$105,575,221	$198,006,806

CHINA INTEGRATED ENERGY HOLDING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)	For The Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	38,502,597	$25,901,434
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property and equipment	238,975	-
Depreciation and amortization	1,015,039	883,778
Stock based compensation	3,374,359	256,679
(Increase) decrease in current assets:
Accounts receivable	(4,597,028)	2,733,209
Other receivables, deposits and prepaid expenses	(2,710,890)	3,638,603
Advance to suppliers	2,147,630	(7,495,285)
Inventories	(1,702,813)	1,322,620
Prepaid expenses - Rents, non-current	(8,162,645)	(10,043,265)
Increase (decrease) in current liabilities:
Accounts payable	-	889,211
Advance from customers	10,058,995	2,024,552
Taxes payable	(405,670)	91,211
Other payables and accrued expenses	(2,172,560)	(939,882)

Net cash provided by operating activities	35,585,989	19,262,865

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(91,990)	(204,646)
Acquisition of gas stations	(6,845,104)	-
Construction in progress	(12,744,538)	-

Net cash used in investing activities	(19,681,632)	(204,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash released	-	919,367
Repayment of auto loans and notes payable	-	(2,243,366)

Net cash used in financing activities	-	(1,323,999)

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	1,333,692	46,805

NET INCREASE IN CASH AND CASH EQUIVALENTS	17,238,049	17,781,025

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	62,415,443	23,119,028

CASH AND CASH EQUIVALENTS, END OF PERIOD	$79,653,492	$40,900,053

Supplemental Cash flow data:
Income tax paid	$-	$-
Interest paid	$178,726	$105,966
Non-cash activities:
Financing activities
Conversion of preferred stock to common stock	$61	$-
Transferring
Transferring from other receivables and prepaid rents to intangible assets	$7,994,143	$-